                                                                  EXHIBIT 11.1

                          FIRST REPUBLIC BANCORP INC.

                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                                                                                   Year Ended December 31,
                                                          ----------------------------------------------------------------------
                                                             1995           1994           1993           1992           1991
                                                          ----------     ----------     ----------     ----------     ----------
Primary:
 Net Income............................................   $1,170,000     $7,303,000     $12,439,000    $11,762,000    $7,505,000
 Less:  Dividends on Series B Preferred Stock(1).......            -              -               -              -     (340,000)
                                                          ----------     ----------     -----------    -----------    ----------
 Net income available to common stock..................    1,170,000      7,303,000      12,439,000     11,762,000     7,165,000
 Effect of convertible subordinated
  debentures, net of taxes(2)..........................    1,594,000      1,597,000       1,599,000         94,000             -
                                                          ----------     ----------     -----------    -----------    ----------
 Adjusted net income for fully-diluted calculation.....   $2,764,000     $8,900,000     $14,038,000    $11,856,000    $7,505,000
                                                          ==========     ==========     ===========    ===========    ==========
 Wtd. avg. shares outstanding, excluding
  treasury shares......................................    7,797,100      7,743,965       7,716,086      7,340,523     3,998,403
 Wtd. avg. shares issuable from Preferred
  Stock, Series A......................................            -              -               -              -       260,725
 Wtd. avg. shares issuable from Preferred
  Stock, Series C......................................            -              -               -              -        32,854
 Effect of stock options exercised during period.......        6,051         15,275           7,472         33,667         7,718
 Wtd. avg. shares of dilutive stock options using
  average stock price under treasury stock method......      225,923        298,340         284,512        284,017       169,676
 Wtd. avg. shares of stock purchased by employees......        4,986          5,624           2,746              -             -
 Wtd. avg. shares of treasury stock....................     (444,835)       (92,371            (141)             -             -
                                                          ----------     ----------      ----------    -----------    ----------
 Adjusted shares outstanding-primary...................    7,589,225      7,970,833       8,010,675      7,691,061     4,466,932
                                                          ==========     ==========      ==========    ===========    ==========
 Net income per share-primary..........................        $0.15          $0.92           $1.55          $1.53         $1.60
                                                               =====          =====           =====          =====         =====
Fully-Diluted:
 Adjusted shares-primary, from above...................    7,589,225      7,970,833       8,010,675     7,691,061      4,466,932
 Wtd. avg. shares issuable upon conversion of
  convertible subordinated debentures(2)...............    2,524,210      2,524,210       2,524,210       134,637              -
 Additional wtd. avg. shares of dilutive stock
  options using end of period stock price under
  the treasury stock method............................       12,661          4,904          32,915        67,864          8,296
 Additional wtd. avg. shares issuable from conversion
  of Preferred Stock, Series B(1)......................            -              -               -             -        562,703
                                                          ----------     ----------      ----------    ----------     ----------
 Adjusted shares outstanding-fully-diluted.............   10,126,096     10,499,947      10,567,800     7,832,484      5,077,931
                                                          ==========     ==========      ==========    ==========     ==========
 Net income per share-fully-diluted....................     $0.15(3)          $0.85           $1.33         $1.51          $1.48
                                                            =====             =====           =====         =====          =====
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     Per share amounts and numbers of shares have been adjusted to reflect the effect of two 3% stock dividends declared by the Company's Board of Directors to stockholders of record on February 25, 1993 and February 18, 1994.
(1)  Not applicable after 1991.  The Series B Preferred Stock was outstanding from May 30, 1990 to November 13, 1991.
(2)  Due to the issuance of convertible subordinated debentures in December
     1992, the fully-diluted calculation includes the number of shares which would be outstanding if all such debentures were converted and adjusts reported net income for the effect of interest expense on the debentures, net of taxes.
(3)  For 1995, the convertible subordinated debentures are antidilutive and, accordingly, the results of the primary EPS calculation is reported for fully diluted EPS.